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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number:           0-18779
                                                     -------------------------

             Superior Pacific Holding Corporation, formerly known as
                           PAC RIM HOLDING CORPORATION
             -------------------------------------------------------
              (Exact name of registrant as specified in its charter)

    26601 Agoura Road, Calabasas, California 91302     (818) 880-1600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this form)

                                      None
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)     /x/         Rule 12h-3(b)(1)(ii)    / /
     Rule 12g-4(a)(1)(ii)    / /         Rule 12h-3(b)(2)(i)     / /
     Rule 12g-4(a)(2)(i)     / /         Rule 12h-3(b)(2)(ii)    / /
     Rule 12g-4(a)(2)(ii)    / /         Rule 15d-6              / /
     Rule 12h-3(a)(1)(i)     / /

Approximate number of holders of record as of the certification or notice
date:     One
      ------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Superior Pacific Holding Corporation, formerly known as PAC RIM HOLDING CORPORATION, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    SUPERIOR PACIFIC HOLDING CORPORATION,
                                    a Delaware corporation, formerly known as PAC RIM HOLDING CORPORATION



Date: April 17, 1997                      By: /s/ J. Chris Seaman
      -----------------------------           --------------------------------
                                              J. Chris Seaman
                                              Executive Vice President
                                              and Chief Financial Officer